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                                                                     Exhibit 5.1


                             HOGAN & HARTSON, L.L.P.
                                COLUMBIA SQUARE
                          555 THIRTEENTH STREET, N.W.
                          WASHINGTON, D.C. 20004-1009
                                 (202) 637-5600
                                 (202) 637-5910


                                 March 27, 2002

Mohegan Tribal Gaming Authority
One Mohegan Sun Boulevard
Uncasville, CT 06382


Ladies and Gentlemen:

              We are acting as special counsel to the Mohegan Tribal Gaming Authority (the "Authority"), an instrumentality of the Mohegan Tribe of Indians of Connecticut (the "Mohegan Tribe"), in connection with the Authority's Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of up to $250,000,000 in aggregate principal amount of the Authority's 8% Senior Subordinated Notes due April 1, 2012 (the "Exchange Notes") in exchange for up to $250,000,000 in aggregate principal amount of the Authority's outstanding 8% Senior Subordinated Notes due April 1, 2012 (the "Senior Subordinated Notes"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss.229.601(b)(5), in connection with the Registration Statement.

              For purposes of this opinion letter, we have examined copies of the following documents:

              1.   An executed copy of the Registration Statement.

              2. An executed copy of the Indenture dated February 20, 2002 (the "Indenture"), by and between the Authority and State Street Bank and Trust Company, as trustee (the "Trustee"), including the form of Exchange Note to be issued pursuant thereto, as filed as Exhibit 4.12 to the Registration Statement.

              3. Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee, dated March 18, 2002.







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Mohegan Tribal Gaming Authority
March 27, 2002
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              4.   The Constitution of the Mohegan Tribe, as amended and
                   restated on April 12, 1996, as certified by the Recording Secretary of the Management Board of the Authority (the "Management Board") on the date hereof as being complete, accurate and in effect.

              5. The Mohegan Tribal Ordinance No. 95-2 "An Ordinance Establishing the Mohegan Tribal Gaming Authority," dated July 15, 1995, as certified by the Recording Secretary of the Management Board on the date hereof as being complete, accurate and in effect.

              6. Resolutions of the Management Board, adopted on February 12, 2002, as certified by the Recording Secretary of the Management Board on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Exchange Notes and arrangements in connection therewith.

              In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

              This opinion letter is based as to matters of law solely on applicable provisions of the contract law of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

              Based upon, subject to and limited by the foregoing, we are of the opinion that the Exchange Notes have been duly authorized on behalf of the Authority and that, (i) following the effectiveness of the Registration Statement and receipt by the Authority of the Senior Subordinated Notes in exchange for the Exchange Notes as specified in the resolutions of the Management Board referred to above, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes as provided in the Indenture, the Exchange Notes will constitute valid and binding obligations of the Authority, enforceable against the Authority in accordance with their terms, except as the enforcement thereof may be limited by



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Mohegan Tribal Gaming Authority
March 27, 2002
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bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity including without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether enforcement is considered in a proceeding in equity or at law).

              To the extent that the obligations of the Authority under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed, and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

              The opinion expressed above shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown, and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses and to the exceptions set forth in the paragraph above, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

              This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

              We hereby consent to the filing of this opinion letter as
Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.



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Mohegan Tribal Gaming Authority
March 27, 2002
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In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                      Very truly yours,

                                      /s/ Hogan & Hartson L.L.P.

                                      HOGAN & HARTSON L.L.P.